Exhibit 99.2

Investor Contact:	W. Larry Cash
Executive Vice President
and Chief Financial Officer
(615) 373-9600

COMMUNITY HEALTH SYSTEMS, INC.

ANNOUNCES APPOINTMENT OF NEW INDEPENDENT DIRECTOR

BRENTWOOD, Tenn.—(BUSINESS WIRE)—Dec. 15, 2004—Community Health Systems, Inc. (NYSE:CYH) announced today announced the appointment of Julia B. North to its Board of Directors. Ms. North will also be joining the Board of Directors’ Compensation and Governance and Nominating Committees.

Over the course of her career, Ms. North has served in many senior executive positions, including her service as president of consumer services for BellSouth Telecommunications from 1994-1997, where she was responsible for BellSouth’s largest business unit, serving 15 million customers in a nine-state region. She also held various marketing and customer service positions with Southern Bell. Ms. North presently serves on the Board of Directors of Winn Dixie, Inc., Acuity Brands, Inc., MAPICS, Inc. and Simtrol, Inc. She has a Bachelor of Arts degree from Baylor University and a Masters Degree from Massachusetts Institute of Technology.

“Judi North brings a unique and important perspective to Community Health Systems’ Board,” said Wayne T. Smith, chairman, president, and chief executive officer of Community Health Systems, Inc. “She has a wealth of experience in marketing, strategic planning and product development, and her presence on the Board will continue to ensure the strong, independent governance of our organization. We look forward to working together to execute Community Health Systems’ strategy to deliver value to our shareholders and to the communities we serve.”

As of December 14, 2004, the Company’s board members are: W. Larry Cash, John A. Clerico, Dale F. Frey, John A. Fry, Harvey Klein, M.D., Julia B. North, Wayne T. Smith, Chairman, and H. Mitchell Watson, Jr.

Located in the Nashville, Tennessee suburb of Brentwood, Community Health Systems is a leading operator of general acute care hospitals in non-urban communities throughout the country. Through its subsidiaries, Community Health Systems currently owns, leases or operates 71 hospitals in 22 states. Its hospitals offer a broad range of inpatient medical and surgical services, outpatient treatment and skilled nursing care. Shares in Community Health Systems are traded on the New York Stock Exchange under the symbol “CYH.”

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